Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hims & Hers Health, Inc.

We consent to the use of our report dated October 16, 2020, with respect to the consolidated balance sheets of Hims, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, included herein, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

San Francisco, California

February 5, 2021